Exhibit 99.1

NYSE to Suspend U.S. Shipping Partners, L.P., Moves to Remove from the List

NEW YORK, October 30, 2008 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the Common Units representing limited partner interests of U.S. Shipping Partners, L.P (the “Company”) – ticker symbol USS – should be suspended prior to the market opening on Thursday, November 6, 2008. The Company has informed NYSE Regulation that it intends to make application to have its shares traded on the OTC-Bulletin Board.

The decision to suspend the Company’s common stock was reached in view of the fact that the Company has fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:
Albert Bergeron
732.635.2705